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                                                                   EXHIBIT 23.2

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our report, dated February 25, 1994, except for note 18 as to which the date is October 17, 1994, on the consolidated financial statements of Fidelity Federal Savings Bank and subsidiary as of and for the years ended December 31, 1993 and 1992 contained in the Registration Statement on Form S-4 of Regions Financial Corporation and the related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."







                                                     EVANS, PORTER, BRYAN & CO.

                                                /S/  EVANS, PORTER, BRYAN & CO.




Atlanta, Georgia
January 19, 1995